Exhibit 15.1
January 24, 2008
The Board of Directors
F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, Pennsylvania 16148
We are aware of the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-148117) of F.N.B. Corporation for the registration of 26,600,000 shares of its common stock of our reports dated May 8, 2007, August 7, 2007 and November 7, 2007 relating to the unaudited condensed consolidated interim financial statements of F.N.B. Corporation that are included in its Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007.
/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania